Exhibit 99.2

CLICK COMMERCE

Moderator: Michael W. Nelson

August 08, 2005

3:30 pm CT

Operator:	Good afternoon my name is (Michael) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Click Commerce Quarter 2 2005 Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Presenting on today’s call are Michael Ferro, Chairman and CEO and Mike Nelson, CFO. Also attending from Click Commerce is Nancy Koenig, Executive Vice President of Operations. Mr. Nelson you may begin your conference.

Michael W. Nelson:

Thank you (Michael). Thank you all for joining us this afternoon. Before I turn the call over to Michael Ferro I’d like to read our Safe Harbor Statement. Information contained in this release that are not historical facts and refer to the company’s future operations are forward-looking statements under the Private Securities Litigation Reform Act of 1995.

Such statements involve expectations, beliefs, hopes, plans or strategies regarding the future. These statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements.

Factors which could cause or contribute to such differences include, but are not limited to, success of our suite of applications; integration of acquisitions or investment in other companies; general economic trends; introduction of new products or services by competitors; and security risks and regulations of the Internet.

We refer you to the risk factors listed in our annual report on Form 10-K, quarterly reports on Form 10-Q and our other filings, which are on file with the SEC. In addition, Click Commerce assumes no obligation to update statements made on this call. Now I’d like to turn the call over to Michael Ferro.

Michael W. Ferro Jr.:

Thanks Mike. For Q2 we are pleased to announce our eighth consecutive profitable quarter and our ninth consecutive quarter of growth. Second quarter revenue was $13.3 million, up 115% from the second quarter of last year. Our net income was $3.2 million compared to $1.2 million in the prior year’s second quarter, an increase of 173%.

As we stated about our Q1 earnings, these numbers speak for themselves and reflect the talent and dedication of our employees, the strength of our solutions and the solid relationships we continue to enjoy with our customers. Later on the call Mike Nelson will review our income statement and operating expenses in more detail, including our GAP and non-GAP financial results.

This was another record quarter for Click Commerce. In Q2 Click Commerce acquired Xelus, Inc., a leading provider of service parts, planning and optimization solutions and we also announced our data synchronization onboarding contract with UCCnet, which I’ll talk about more in a few minutes.

First I’d like to talk about the acquisition of Xelus. The Xelus service parts planning and optimization solutions are a great add-on to our collaborative commerce offerings and it has already given us product synergies and cross-sell opportunities for our install base. Click has a long history of helping customers with aftermarket issues and being able to add our aftermarket capabilities gives us a distinct advantage over our competitors.

The tech analyst community has reacted very positively to this acquisition. Let’s talk for a minute about the reaction of AMR Research. On June 13 ARM sent out a special alert about the acquisition. You can find a copy of it on our Web site. In the alert AMR’s Chief Research Office, Bruce Richardson, shared three reasons why AMR thought the deal made sense. The first reason Bruce gave is that today there is a booming demand for service parts planning software. The second reason Bruce gave is that both Click and Xelus are in the parts business. And the third final reason AMR gave on why the deal made sense is Click’s longer-term play in RFID.

And as Bruce Richardson states, and I’m quoting Bruce here, “One of the rationales for the Xelus deal was the fit with Click’s plan to offer RFID products and services. While current demand is modest for RFID tracking of service parts and spares we expect that it will accelerate, especially for expensive assets, such as parts for airplanes, turbines and industrial machinery and military vehicles and weapons.”

We agree with Bruce. Click does have solid domain expertise in those verticals. We here at Click know that the real value of our RFID lies beyond the tags and readers and beyond being able to answer questions about where a piece of inventory was shipped. The true value of RFID comes in helping customers figure out how to use the data collected by the RFID devices to better collaborate with their trading partners. This is why companies like Click that are experts in collaborative commerce are so important to the future of RFID.

Businesses are going to be overwhelmed with data and overwhelmed with choices on how to use that data to transform their supply chains. Click is building the right combination of software and industry expertise to guide companies through this maze. I’ll share a couple of quick examples.

First of all, our upcoming 8.1 release of our Warehouse Management software will provide support for RFID devices throughout the supply chain. Also, as you know, another of the steps we’ve taken to help businesses answer their questions about RFID was to launch Strategy 18. Just 4months old, Strategy 18 has assembled a team of supply chain management experts and is currently in sales cycle with multiple prospects.

Now I want to take a minute to explain with the UCCnet Onboarding announcement really means to our business. Every vendor who is involved with data synchronization claims to be in partnership with UCCnet, but there’s a big difference between simply offering data synchronization services and being a real partner. Yes, Click offers data synchronization services, but our software was also selected to manage the communications infrastructure for both UCCnet and the Global Registry.

As the Senior Vice President of UCC, (Fred Gyger) said earlier this year, and I’m quoting, “As the global data synchronization network continues to grow GS1, the UCC and our worldwide trading partner community can be assured that we have a solution in place that supports our high standards for secure, reliable business communications.”

As a result of that success Click Commerce was selected as one of only three vendors to host data synchronization solutions for UCCnet’s growing community of trading partners. As both a services and technology partner Click Commerce has a unique partnership with UCCnet that is unmatched by our competitors.

Now I’ll spend a few minutes talking about recent customer activity. In the second quarter we secured new contracts, renewals and/or upgrades from 215 companies in the automotive, consumer packaged goods, retail, financial services, healthcare, high tech, manufacturing industry and aerospace and defense.

And as we mentioned on last quarter’s call, we are no longer disclosing specifics about our customer list. The majority of our competitors are not required to publicly disclose their numbers. As we sell to other organizations and exchanges it puts us at a distinct disadvantage to release all of our customer names and deal specifics to our competition.

On a lighter note, before I turn the call over to Mike, I’d like to mention that, you know, a couple of the industry recognitions Click received in Q2. The Supply and Demand Chain Executive Magazine reported Click - recognized Click for its innovative supply chain implementations and named us to their Supply and Demand Chain Executive 100. Also, in their 2005 Global 100, Manufacturing Business Technology Magazine named click as one of the leading IT and Enterprise providers for manufacturing and supply chain.

Now I’d like to turn the call over to Mike Nelson, our CFO.

Michael W. Nelson:

Thank you Michael. I’ll provide some additional information concerning our Q2 financial results. Revenues were $13.3 million in the second quarter representing an increase of 115% from the second quarter last year and reflecting operations for our existing business and the Xelus acquisition in Q2. Approximately 28% of total revenue, or $3.8 million was related to software licensing either through subscriptions or perpetual license transactions.

We recorded recurring maintenance and hosting revenues totally approximately $5.7 million, or about 43% of the quarter’s revenue. Professional services revenue totaled $3.8 million, or 29% of the quarter’s revenue. In summary, 71% of Q2 revenue is product and recurring revenue in nature.

The results for the second quarter include purchased recurring revenue from the Xelus acquisition of $732,000. As Michael discussed, we achieved our eighth consecutive profitable quarter. Our GAAP net income for the second quarter was $3.2 million, or 27 cents per share on a diluted basis. This is a 173% increase from the prior year’s second quarter and a 22% increase from the net income reported in the first quarter.

Our non-GAAP results, which are adjusted to exclude the non-cash amortization of intangible assets were $4 million, or 33 cents on a diluted basis. The $784,000 of intangible amortization excluded from the non-GAAP results arose from the acquisitions we’ve completed to-date. These charges are expected to be approximately $1 million per quarter for the remainder of the year.

We have presented non-GAAP financial measures in this quarter’s earnings announcement as we believe that such measures will enhance our investors understanding of the past performance and prospects for the future. The management team uses these measures for planning and forecasting our future business, as well as analyzing those forecasts with past performance. In addition, excluding these charges is intended to enhance management’s and our investor’s understanding of trends developing in our operations, as well as our performance in our market and against our competition. However, we do not present these as being preferable to or substitute for our GAAP results.

Excluding amortizations of acquired developed technology of approximately $280,000 product license gross margin percentages in the second quarter were 97%, which is consistent with the prior year’s second quarter and slightly lower than our Q1 product margins due to higher royalty expenses related to the Xelus product lines.

Our services gross margin for all subscriptions, services, maintenance and hosting was 58%, an increase from the first quarter due in large part to our product mix with a higher percentage of such revenues coming from hosting and maintenance, which operate at higher margins than our consulting and implementation services. We continue to pay close attention to our services billable utilization, which was slightly lower in the second quarter. We expect that the combined services margin will trend at this level or better through the rest of 2005.

We have added additional non-cash amortization related to the Xelus acquisition of $52,000 in the second quarter. The valuation of the intangible assets related to Xelus has not been finalized, but we currently estimate that these expenses will add approximately $130,000 per quarter for the remainder of 2005, which is included in the total intangible amortization amounts I mentioned earlier. We are pleased with the progress of the integration of the Xelus acquisition, which provided positive contributions to revenue and earnings in the second quarter.

As for operating expenses, sales and marketing expenses ran at 12% of revenue, 1.5% more than in Q1 as we invested in sales and marketing initiatives, as well as the additional resources employed in our Strategy 18 group. R&D expenses were 12% of revenue as well, also slightly above Q1’s run rate. Both of these percentages are within the operating model we expect going forward. G&A was just under 10% of revenue for the second quarter. We will have to be fully compliant with Sarbanes-Oxley this year and we are moving forward on the progress to achieve compliance by the end of the year.

We continue to report a strong balance sheet with $11.8 million of cash and investments, flat from the first quarter of 2005. Accounts receivable increased $3.6 million, due in large part to the timing of the Xelus acquisition in which we assumed a full quarter’s accounts receivable balance making accounts receivable DSO’s artificially high. DSO’s were 109 days for Q2. On a pro forma basis, which would have included all of the revenue associated with Xelus for the quarter, those DSO’s would have been closer to 92 days. We continue to work to get these DSO’s in the mid-80’s, which is our target level.

In the Xelus transaction we also assumed about $2.2 million of existing debt and borrowed another $1 million to invest in the business and pay transaction related expenses, as well as to fund Xelus’s settlement of an office lease liability concurrent with the acquisition.

Accounts payable and accrued expenses and other liabilities increased as a result of the Xelus transaction. Xelus added approximately $5 million of deferred revenue in the second quarter offsetting the net reduction of approximately $3 million of deferred revenue as a result of normal revenue recognition in the second quarter. We also paid approximately $1.8 million of accrued severance costs and other acquired liabilities in the quarter, some of which were accrued at the end of Q1 and some related to the Xelus transaction.

We ended the quarter with approximately 240 employees, double the level from the beginning of the year. Sales headcount was at 33 people with 19 of these being quota-carrying staff. The remainder related to pre-sales and sales consulting staff and management personnel.

While we’re not quantifying our financial guidance we do expect to continue to report profitable operations. We expect to see revenue and net income growth for Q3 and the rest of 2005. Click Commerce does not provide forward-looking guidance on revenues, pre-tax income or net income performance nor does the company intend to provide performance updates prior to the release of our future results. Now I’ll turn the call back over to Michael.

Michael W. Ferro:

Thanks Mike. So Click Commerce is a growth company, but we believe in responsible growth and that means focusing on profitability, competing ethically, treating our customers and our employees fairly while protecting and building shareholder wealth. There are many great opportunities in collaborative commerce that are underserved by our competition.

We’re going to continue to listen to our customers, build or buy the right solutions and recruit the right people to serve those segments. We have executed on this promise for the last eight quarters and we will continue to deliver on this promise in the future.

I’d like to thank everyone for attending today’s call. We’d now like to open up the conference line and take questions from our listeners.

Operator:

At this time I would like to remind everyone, if you would like to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Mike Kern with Adams Harkness.

Mike Kern:	Good afternoon you guys. I’d like to talk about the Strategy 18 briefly. How many clients are you currently engaged with?

Michael W. Ferro:

I’ll answer it. This is Michael Ferro. Right now Strategy 18 is approximately 16 weeks old. They’re doing great, they put the team together. They’re currently in negotiations with multiple customers in multiple verticals and that’s pretty much where we were as of Q2, so we’re talking as of Q2.

Mike Kern:	Okay, so you’re talking with people. You haven’t been actually engaged by any clients yet.

Michael W. Ferro:	As of Q2.

Mike Kern:	Okay. On the deferred revenue, you mentioned that it would be down $3 million without the Xelus acquisition. Can you talk about why it would be down so much?

Michael W. Nelson:

What I said was that we basically amortized $3 million of deferred revenue. As we’ve mentioned in the past, a lot of our deferred revenue is related to maintenance, which has tended to renew more heavily in the first and second quarter’s, so you see a little bit of amortization of that balance happen throughout the year and that’s what would have happened in Q2. There was approximately $3 million of normal reduction of that balance from revenue recognition.

Mike Kern:	Okay. Can - of the 215 deals how many were with new customers that you had not dealt with in prior quarters?

Michael W. Ferro:	We don’t separate that out.

Mike Kern:	You don’t separate that out. You don’t separate revenues out from new customers either?

Michael W. Ferro:	No.

Mike Kern:	Okay. Finally, did you have any 10% customers in the quarter?

Michael W. Ferro:	No.

Mike Kern:	Okay. Thank you very much you guys.

Michael W. Ferro:	Thank you.

Operator:	Your next question comes from Jay Hingorani with Thompson Davis.

Jay Hingorani:	Gentlemen how are you doing?

Michael W. Ferro:	Hi Jay.

Jay Hingorani:	Still here. Just wanted to confirm that in the press release it says, “A majority of the $12 million in deferred revenue comes from” Is it Xelus?

Michael W. Ferro:	Repeat the question.

Jay Hingorani:	It says, “Deferred revenue is $12 million as of June 30, increase of $2.7. The increase in accounts receivable and deferred revenue are primarily due to the acquisition of Xelus.”

Michael W. Nelson:	That’s correct. The incremental increase in the quarter was due to the Xelus transaction.

Jay Hingorani:	Okay, so it would be wrong to say that most of the $12 million is from Xelus?

Michael W. Nelson:	That would be correct. Most - as you can see from the end of Q1 there was a fairly large balance at that point, but the increment in Q1 is primarily driven by the Xelus transaction.

Jay Hingorani:

And I don’t know if I missed this, I may have got on a little bit late on the call, but you were talking about maintenance and hosting being relatively higher, not just within the quarter, but from quarter-to-quarter. Can you just kind of go back on that a little bit if you had a comment? Maintenance and hosting was $5.7 million right, service maintenance and hosting? And that was considerably higher than it has been in a while.

Michael W. Nelson:	That is correct.

Jay Hingorani:	Does that also come from Xelus?

Michael W. Nelson:

Actually the recurring increases in maintenance and hosting revenue are a combination of new business, acquired business from both Optum and from Xelus and from ChannelWave, so it’s kind of a combination of all three.

Jay Hingorani:	Optum, Xelus and ChannelWave. Okay, great. And that’s pretty much all I had for now. Thanks.

Michael W. Ferro:	Thanks Jay.

Michael W. Nelson:	Thanks Jay.

Operator:	Your next question comes from Peter Coleman with Think Equity.

Peter Coleman:	Hey guys.

Michael W. Ferro:	Hello.

Peter Coleman:

I know you mentioned it briefly on the call Michael when you’re looking at the Xelus acquisition, obviously you guys have done a fair amount in the parts business, I was wondering if you could maybe outline where you think some of the early synergies might come bringing those two businesses together?

Michael W. Ferro:	I’m going to give that to our Head of Operations, Nancy Koenig.

Nancy Koenig:

Sure, sure. I think the early synergies that we’re seeing in our business today is between our supply chain solutions and the service parts business. In any typical deployment of a service - a company that’s running a service parts optimization project supply chain execution software is a traditional integration point.

So as we go to market now with supply chain solution and service parts optimization we have a more robust and more complete solution to take o the market, which gives us competitive advantage.

Peter Coleman:	Okay, that’s helpful. Maybe this might be also you Nancy or Michael, as you look at some of the businesses that you’ve acquired recently that don’t have or that all of their business is more sort of an ASP type model how are you thinking about that going forward? Is it, you know, over time would like to convert or is there going to be some products you think will probably need to stay in the more traditional format?

Nancy Koenig:

We think over time it will convert and the growth and adoption of software as a service is going to have variable rates by the particular industries we’re in, but we’re getting good feedback on our offerings and good interest even with those customers that have behind the firewall solutions today.

Peter Coleman:

Okay and then just finally a financial question related to the DSO’s. How much of the higher DSO’s is sort of a combination of the acquisitions and poor accounting practices that need to be cleaned up and how much of it might just be sort of specific to the industry that you’re in now? I know you’re targeting a lower number, but just give me a feel for what’s kind of keeping the number high at this point.

Michael W. Nelson:

Sure Peter, the increase in DSO’s is primarily driven, I think, by our customer base. As we’ve mentioned in the past, the Fortune 500 type customer base that we have has pushed payable cycles out 60 plus days. By the time an invoice gets to them, gets turned around and the payment gets back to us we’re seeing, you know, close to 80 or 90 days and I think that’s what drives that.

I think that the increase in the second quarter is really, as I mentioned, a mathematical anomaly of having a full quarter’s balance of accounts receivable versus only about five weeks of revenue that you would calculate DSO against. I think, as I said, on a pro forma basis we’re closer to 92 days. We’d like to get that down obviously by 10 days or so, which is where we think we can stabilize and move forward on an AR DSO level.

Peter Coleman:	Okay. Thanks a lot guys. Nice quarter.

Operator:	Your next question comes from Patrick Mason with Pacific Growth Equities.

Patrick Mason:	Yeah, I’ve just got a couple of questions. You guys talked about the 8.1 warehouse release, when is that anticipated to be launched?

Nancy Koenig:	That will be released in Q4 of this year.

Patrick Mason:

Q4. And then just as far as just organic growth you guys have talked about in the past obviously you guys made a lot of acquisitions and I think you’ve mentioned maybe going Q4 to Q1 you grew, you know, organically I believe 20%. Do you guy’s have a similar figure for Q1 to Q2?

Michael W. Nelson:

I think the numbers what we talk about and going forward, as we mentioned, that we in Q1 had purchased about $2.2 million of recurring revenue. We mentioned in Q2 that we purchased a little over $700,000 of recurring revenue and really everything beyond that is coming from bookings and business that we’re delivering as a company going forward. So in our mind we’re doing the work to get those deals closed and those are organic in nature.

Patrick Mason:

Okay, so all right. As far as just, this is another side question on the NOL’s, do you know where that stands now? This is leading more to, you know, trying to build a model out into ‘06 and I’m just trying to figure out when you guys might start paying a tax and what that would actually be, so.

Michael W. Nelson:

Right. As we’ve mentioned in the past and we still believe, that at some point in 2006 we will become taxpayers. As we’ve disclosed at the end of 2004 we had a little over $20 million of NOL’s and we will continue to use those to offset the income that we’re generating in the current year going forward.

Patrick Mason:

Would you expect to pay, you know, sometime in, you know, one of the quarters in ‘06 if you continue to make money and burn out those NOL’s, would it just jump to like a 36% tax rate? Do you have any idea on that?

Michael W. Nelson:	Yeah we expect a normal 36% tax rate at some point and that would be in 2006.

Patrick Mason:

Okay. And then as far as the G&A line, you guys obviously are talking about the Sarbanes-Oxley, you know, and that’s going to cost you some money, are you guys already incurring some expenses on that or is that to start showing up in future quarters here in Q3 and Q4?

Michael W. Nelson:	No Patrick. We’ve been working on Sarbanes-Oxley compliance all year and you’ve seen - there’s been expenses built-in to our G&A line for at least two quarters now.

Patrick Mason:	Okay.

Michael W. Nelson:	And we’ll continue to incur those expenses throughout the rest of the year and probably into 2006 as it looks like there’s continuing expense load for compliance.

Patrick Mason:	Do you anticipate any significant bump, say in Q4 or, you know, one of the quarters here or is it pretty much you think, you know, operating at a pace that’s not going to show a big bump?

Michael W. Nelson:	I don’t think you’ll see a significant variation in G&A due to it, no.

Patrick Mason:

Okay. And then, I’m just trying to look down my list of questions here while I have you on the line, I think that’s about it. Oh wait a second, hang on. Any particular hiring plans? I mean obviously you guys are acquiring companies, you’re probably maybe letting a few people go, but are you guys also hiring at the same time?

Michael W. Ferro:

We are hiring in almost every position in the company. We have requisites out for sales positions, R&D positions, consulting positions, services people, anybody listening on the phone send your resume in. We’re definitely looking, especially in the Chicago end area. We’re really trying to build up our (vat), you know, we’re actually moving our offices across the street. We’re increasing our size exponentially here because we’ve had people working in the kitchen area and in the storage room, so we’re just going to move them out of the storage room and kitchen areas here in the next two weeks. So we are definitely increasing our footprint in Chicago.

Patrick Mason:

And then last question is more around your, you know, net cash position. Obviously it went down a little bit, you incurred some debt, you know, are you guys going to try to make another acquisition you think even at this cash level?

Michael W. Nelson:	As we’ve said in the past, you know, a component of our strategy has been acquisitions. We don’t - we consider that still a part of our strategy and that’s about where that sits right now, so.

Michael W. Ferro:	We’re opportunistic acquirers.

Patrick Mason:	Okay. All right, well thanks a lot.

Michael W. Nelson:	Thanks Patrick.

Operator:	As a reminder, if you would like to ask a question please press star then the number 1 on your telephone keypad.

If there are no further questions at this time are there any closing remarks?

Michael W. Ferro:	Thanks everyone for joining us. I’m Michael Ferro and look forward to having another good quarter and to talking to you next quarter same time.

Operator:

Thank you for participating in today’s Click Commerce Quarter 2 2005 Conference Call. This call will be available for replay beginning at 7:15 pm Eastern Time today through 11:59 pm Eastern Time on Wednesday, August 10. The Conference ID Number for the replay is 8361430. Again, the Conference ID Number for the replay is 8361430. The number to dial for the replay is 1-800-642-1687 or 706-645-9291. This concludes today’s conference call. You may now disconnect.